UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
June 26, 2006

PHOTONIC PRODUCTS GROUP, INC.
(Exact name of registrant as specified in its charter)

New Jersey
(State or other jurisdiction of incorporation)

000-11668	22-2003247
(Commission File	(IRS Employer
Number)	Identification No.)

181 Legrand Avenue, Northvale, New Jersey	07647
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (201) 767-1910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 Other Events.

In the Company’s Form 10-Q filed on May 15, 2006, the Company reported that its internal controls for monitoring the use and reporting of charges on the Company’s debit card were not adequate, and that it was taking steps to remedy that inadequacy, including limiting use of that card. The Company stated that it did not believe that this internal control issue had any material impact on the Company’s financial statements based upon what had been uncovered.

On May 16, 2006, William Miraglia stepped down as the Company’s chief financial officer, following the appointment of William Foote as chief financial officer, but remained employed as controller of the Company in a non-officer capacity. From that time, Mr. Miraglia no longer had access to the use of the Company’s debit card, which had been under his direct control.  Meanwhile, the Audit Committee of the Company’s Board of Directors followed the discovery with respect to internal control inadequacies by conducting an internal investigation via an independent forensic accounting specialist. As a result, the Company discovered more widespread use by William Miraglia of its debit card for unauthorized and personal charges. Mr. Miraglia was suspended with pay and barred from access to the Company’s facilities and records while the investigation proceeded.

The investigation by the Audit Committee is still on-going. It appears that over a period of approximately six years, from the third quarter of 2000 through the second quarter of 2006, Mr. Miraglia had incurred unauthorized and personal charges on the Company’s debit card totaling approximately $723,000. Focusing on the most recent periods, unauthorized debit card charges were approximately $150,000 in 2005 and $33,000 in the first half of 2006. In addition, the investigation by the audit committee revealed inadequate internal controls with respect to the Company’s handling of disbursements by check. It discovered that Mr. Miraglia made  payments totaling $94,500,  from Company funds,  to the IRS with respect to a personal tax levy against him over a period of approximately two years (third quarter 2004 through second quarter 2006), and other unapproved payments of $16,000. As a result of the foregoing discoveries, Mr. Miraglia was terminated for cause from his employment with the Company on June 14, 2006.

The Company has reviewed its findings with its independent auditors and is working with them on these issues.

Mr. Miraglia signed an agreement to make restitution to the Company, but no recoveries have been received to date, and in light of a number of factors including the tax levy against him, the Company does not believe that any significant recovery from Mr. Miraglia is likely in the foreseeable future. The Company intends to make a claim to recover a portion of these losses under its employee dishonesty insurance policy, to the extent permitted as a result of policy limits on time and amounts of coverage.

In light of the foregoing discoveries, the Audit Committee directed the Company to take a number of steps to strengthen its internal controls, including (a) recall and cancellation of the corporate debit card and (b) implementation of a policy requiring two authorized signatures on all checks for amounts of $5,000 or more. In addition, a joint meeting with the accounting staff, the Chief Executive Officer and the new Chief Financial Officer was conducted to review internal controls and procedures, to promote a control environment that emphasizes appropriate judgment, skepticism and objectivity and to reinforce each employee’s responsibility to report unusual or suspicious financial transactions to an independent officer or member of the Audit Committee. Other initiatives to further strengthen internal controls are currently being assessed and implemented as the investigation continues.

Based on its investigation to date, the Company does not believe that any of the payments described above will affect the Company’s reported net income or earnings per share in any of the affected periods. Also, it has not discovered any evidence to date implicating any other employees in unauthorized and personal transactions. The Company anticipates that it will file its quarterly report on Form 10-Q for the quarter ending June 30, 2006 in a timely manner and that it will contain additional information with respect to internal controls. The Company may also amend its Form 10-K for 2005 to include information about the events described above, once its internal investigation has been completed and the results are reviewed by its independent auditors.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PHOTONIC PRODUCTS GROUP, INC.

Date: June 26, 2006	By:	/s/ Daniel Lehrfeld
Daniel Lehrfeld
President and Chief Executive Officer